Exhibit 4.28

Guarantee Contract

Contract No.:

Guarantee Contract

between

Shanghai eHi Car Rental Co., Ltd.

and

CHENG Rong

JI Haifeng

January 2016

Guarantee Contract

Lender (full name):	Shanghai eHi Car Rental Co., Ltd.

Guarantor (full name):	CHENG Rong

JI Haifeng

To ensure the performance of the Loan Contract (contract No.[•]) (the “Master Contract”) entered into by and between Lender and Shanghai Chenghuan Car Rental Co., Ltd. (“Borrower”), Guarantor is willing to provide guarantee for the debt owed by Borrower to Lender under the Master Contract.  In accordance with the applicable laws and regulations of the PRC, the parties hereto enter into this Contract after friendly consultation.

Article One                               Type and Amount of Debt Guaranteed Hereunder

The type of the debt guaranteed hereunder is a loan in the principal amount of Renminbi Fifty Million Yuan (the “Loan”).

Article Two                             Scope of Guarantee

The scope of guarantee hereunder shall include the principal amount of the Loan and any applicable interest, penalty interest, liquidated damages, indemnity, and interest arising from delay in paying debts and payment for late performance imposed upon the borrower and the guarantor under the Civil Procedural Law, litigation/arbitration costs and all other expenses incurred by Lender to enforce its creditor’s right.

Article Three                    Form of Guarantee

The guarantee hereunder is a joint and several guarantee.  If there is more than one guarantor hereunder, the guarantors shall have joint and several liabilities to Lender.

Article Four                          Term of Guarantee

1.                                      The guarantee period hereunder shall be two years from the expiry date for payment of the Loan as agreed in the Master Contract.

2.                                      If Lender and Borrower agree on an extension of the term for repaying the Loan under the Master Contract, Guarantor agrees to continue to assume the liability of guarantee and the term of guarantee will be extended to end two years after the expiry date for repayment of the Loan under such agreement on extension of the original term.

3.                                      If the Loan under the Master Contract is declared due by Lender before the expiry date thereof due to any circumstance provided by law or agreed in the Master Contract, the term of guarantee hereunder shall be two years from the early expiry date of the Loan under the Master Contract.

Article Five                             Guarantor’s Covenants

1.                                      All authorizations required for the guarantee hereunder shall be acquired pursuant to the relevant provisions and procedures.

2.                                      It shall provide to Lender true, complete and valid personal data and information as required and shall subject itself to inspection by Lender of its financial conditions.

3.                                      In the case of Borrower’s failure to repay the Loan as agreed in the Master Contract, Guarantor shall voluntarily perform its obligations hereunder.

4.                                      In the case of Guarantor’s failure to perform its obligations hereunder, Lender shall have the right to authorize the applicable bank to pay the appropriate amount from the bank account opened by Guarantor with such bank.

5.                                      Under any of the circumstances below, Guarantor shall immediately give a written notice to Lender:

(1)                                 any change in the name, address, contact details or other information about Guarantor;

(2)                                 deterioration in Guarantor’s financial conditions, or any major litigation, arbitration or criminal offence involving Guarantor;

(3)                                 other situation of Guarantor which may have an adverse impact on Lender’s ability to enforce its rights under the Master Contract.

6.                                      Guarantor shall give a 15-day prior written notice to Lender and obtain Lender’s written consent if it intends to take any of actions which may have an adverse impact on Guarantor’s ability to perform its obligations hereunder, including but not limited to providing guarantee for the debt of a third party or creation of mortgage or pledge upon its own asset to guarantee its own debt or any debt of a third party.

Article Six                                    Performance of Guarantee Obligations

1.                                      Under any of the circumstances below, Lender shall have the right to request Guarantor to perform the guarantee obligations hereunder:

(1)                                 upon expiry of the term of the Master Contract, Lender has not been repaid for the Loan thereunder.  The term “expiry” means the expiry of the term for repaying the Loan under the Master Contract and declaration of an early expiry of the Loan under the Master Contract by Lender pursuant to the applicable laws and regulations of the PRC or pursuant to provisions of the Master Contract;

(2)                                 a bankruptcy application regarding Borrower is accepted by a people’s court or a ruling on a scheme of settlement is made by the court;

(3)                                 Borrower’s business license is suspended or revoked or it is ordered to be wound up or any other dissolution event occurs;

(4)                                 Borrower or any other guarantor dies or is declared missing or dead;

(5)                                 Guarantor defaults on its obligations hereunder;

(6)                                 other circumstances which may have an adverse impact on Lender’s rights.

2.                                      If any collateral is provided (by Borrower or any third party) concurrently with the guarantee given hereunder to secure the Loan, Lender may recover the debt under the Master Contract by taking the collateral or requiring Guarantor to perform its guarantee obligations.  If Lender has chosen to recover the debt through either form of security provided above, it may also require the recovery of the debt (in whole or partially) through the other form of security provided above.

3.                                      If any collateral is provided by Borrower and Lender waives such security interests or its place of priority in such interests or modifies such interests, Guarantor agrees to continue to provide guarantee for the Loan under the Master Contract on a jointly and several basis as provided herein.  Such “security interests” mean the security interests created through provision of any collateral to secure the Loan under the Master Contract.

4.                                      If Guarantor provides guarantee for various debts between Borrower and Lender (including but not limited to the debt hereunder) and the amount paid by Guarantor is insufficient to pay off all the debts when they fall due, Lender shall have the right to determine the amount and order of payment of such debts.

5.                                      If Lender exercises the right of offset against Guarantor pursuant to applicable laws or the provisions hereof, Lender shall have the right to determine the amount and order of offsetting the debt hereunder; if Lender duly exercises the subrogation right, it shall have the right to determine the amount and order of the debt to be recovered from the subordinate debtor to Borrower.

Article Seven                     Liability for Breach

1.                                      Upon the effectiveness of this Contract, Lender shall indemnify Guarantor against any losses caused to Guarantor due to Lender’s failure to perform its obligations hereunder.

2.                                      In any of the cases below, Guarantor shall pay liquidated damages to Lender at the rate of 10% of the principal amount of the Loan secured hereunder and shall indemnify Lender against all losses so caused to Lender:

(1)                                 failure to obtain legal and valid authorizations required for the guarantee hereunder;

(2)                                 failure to provide true, complete and valid personal data and information as agreed herein;

(3)                                 failure to promptly notify Lender of any of the circumstance described in clause 5 under Article Five;

(4)                                 failure to obtain Lender’s prior consent before taking any of the actions described in clause 6 under Article Five;

(5)                                 any other action which breaches the provisions hereof or has an impact on Lender’s ability to recover the debt under the Master Contract.

Article Eight                       Opposition Period for Right of Offset and Right of Rescission

If Lender exercises the right of offset or right of rescission in accordance with applicable laws or this Contract, the opposition period granted to Guarantor shall be seven business days from the date the notice (oral, written or otherwise) to that effect is given to Guarantor.

Article Nine                            Dispute Resolution

The conclusion, validity, interpretation and performance of this Contract shall be governed by the laws of the People’s Republic of China.  All disputes arising from or in connection with this Contract shall be resolved by the parties hereto through friendly consultation.  If such consultation proves unsuccessful, either party shall have the right to bring a lawsuit before a people’s court of competent jurisdiction at the location of Party A.  During the period of litigation, the provisions hereof not in dispute shall continue to be complied with by the parties hereto.

Article Ten                                Other Provisions

1.                                      Guarantor has received and read the Master Contract for which it agrees to provide guarantee.

Article Eleven               Effectiveness

This Contract shall take effect from the date of execution by the legal representatives or authorized representatives of both parties with the company seal of each party affixed hereto.

Article Twelve             This Contract is made in three counterparts; Lender shall hold one copy and each Guarantor shall hold one copy.  All counterparts shall have equal legal effect.

Guarantor’s statement: Lender has specifically brought to our attention the particular provisions hereof (esp. those in bold) and has explained to us the concept, content and legal effect of those provisions at our request, and we have been aware of and understood the above provisions.

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Signature page to the Guarantee Contract

Lender:	Shanghai eHi Car Rental Co., Ltd. (company seal)

Legal representative/authorized representative:	/s/ Zhang Ruiping

Guarantor:	/s/ Cheng Rong

/s/ Ji Haifeng

Date of execution:

Place of execution: